(m)(3)(i)
January 20, 2006
ING Funds Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258
Re:      Reduction in Fee Payable under Distribution Plan for Class A Shares
Ladies and Gentlemen:
     Pursuant to our letter agreement dated August 1, 2005 with regard to ING Classic Money Market Fund, a series of ING Funds Trust (the “Fund”), we have waived a portion of the distribution fee payable to us under the Distribution Plan (the “Plan”) for Class A Shares of the Fund, through a reduction in the distribution fee of up to 0.40% of 0.50% of the average daily net assets of the Fund for the period from August 1, 2005 through August 1, 2006.
     By this letter, we agree to continue to waive this fee for the period from January 20, 2006 through and including August 1, 2007.
     This Agreement supercedes the August 1, 2005 letter agreement between ING Funds Distributor, LLC and ING Funds Trust (the “Former Agreement”), and we note that the Former Agreement is no longer in effect for ING High Yield Bond Fund, ING Intermediate Bond Fund and ING National Tax-Exempt Bond Fund.
     Please indicate your agreement to this arrangement by executing below in the place indicated.

Sincerely,

/s/Michael J. Roland Michael J. Roland
Executive Vice President
ING Funds Distributor, LLC
Agreed and Accepted:
ING Funds Trust
(on behalf of the Fund)

By:	/s/Robert S. Naka Robert S. Naka
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com